Exhibit 10.10

ROYALTY AGREEMENT

THIS AGREEMENT made as of the 2nd day of March, 2007.

BETWEEN:

1304146 ALBERTA LTD. a body corporate, having an office in the City of Calgary, in the Province of Alberta (the "Owner")

- and -

PEACE OIL CORP., a body corporate, having an office in the City of Calgary, in the Province of Alberta (the "Grantor")

WHEREAS pursuant to the terms of a stock purchase agreement dated November 30, 2006, as amended (the "Stock Purchase Agreement"), the shareholders of the Owner agreed to sell all of the issued and outstanding shares of the Grantor to Cold Flow Energy ULC ("Cold Flow");

WHEREAS the shareholders of the Owner and Cold Flow have agreed to amend the terms of the Stock Purchase Agreement (the "Amendments") so as to permit the closing of the Stock Purchase Agreement;

AND WHEREAS as part of the Amendments the Grantor hereby reserves unto the Owner the Overriding Royalty, as security for payment of the Purchase Price (as defined in the Stock Purchase Agreement), subject to the terms and conditions contained herein;

NOW THEREFORE the parties enter into this Agreement in consideration of mutual covenants and other good and valuable consideration, which the parties acknowledge.

1.	DEFINITIONS

In this Agreement including the recitals and this clause, unless the context otherwise requires, the following terms shall have the meanings hereinafter assigned thereto, namely:

(a)
"Affiliate" means, with respect to the relationship between corporations, that one of them is controlled by the other or both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors;

(b)	"Assignment Procedure" means the 1993 CAPL Assignment Procedure attached as Schedule "B";

(c)
"Condensate" means a mixture mainly of pentanes and heavier hydrocarbons (whether or not contaminated with sulphur compounds) that is recovered or recoverable at a well from an underground reservoir and that may be gaseous in its virgin reservoir state but is liquid at the conditions under which its volume is measured or estimated;

(d)
"Crude Oil" means a mixture mainly of pentanes and heavier hydrocarbons (whether or not contaminated with sulphur compounds) that is recovered or recoverable at a well from an underground reservoir and that is liquid at the conditions under which its volume is measured or estimated and includes all other hydrocarbon mixtures so recovered except Natural Gas and Condensate;

(e)
"Current Market Value" means the price received by the Grantor at the Point of Measurement for its share of Petroleum Substances produced and marketed from, or pursuant to a scheme of pooling or unitization allocated to, the Lands which price shall not be less than that which the Grantor would have received at the point of sale in an arm's length transaction if acting as a reasonably prudent operator having regard to the current market prices, availability to market and economic conditions of the petroleum industry generally;

(f)	"Lands" means the lands set out in Schedule “A” under the heading “Lands”;

(g)	"Leases" means the leases set out in Schedule “A” under the heading “Leases”, including any extensions, renewals, variations or replacements of such leases insofar as they relate to the Lands;

(h)	"Natural Gas" means Raw Gas or marketable gas as the context so requires, and as those terms are defined in the Oil and Gas Conservation Act, R.S.A. 2000, C. O-6, as amended;

(i)
"Overriding Royalty" means the percentage gross overriding royalty as reserved in this Agreement in favour of the Owner, more particularly described in the clause entitled "Overriding Royalty" in this Agreement;

(j)
"Petroleum Substances" means any of Crude Oil, Condensate, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, Natural Gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(k)	"Point of Measurement" means the point of sale in the case of all Petroleum Substances;

(l)	"Raw Gas" shall have the meaning ascribed to such term in the Oil and Gas Conservation Act, R.S.A. 2000, C. O-6, as amended;

(m)
"Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Lands and over the operations to be conducted thereon.

2.	SCHEDULES

The following Schedules are attached hereto and made part of this Agreement:

(a)	Schedule "A" which describes the Leases and the Lands; and

(b)	Schedule "B" which is the Assignment Procedure.

3.	OVERRIDING ROYALTY

(a)	Quantification Of Overriding Royalty

The Grantor hereby grants to the Owner a non-convertible absolutely gross overriding royalty, which shall comprise an interest in the Petroleum Substances within, upon and under the Lands. The gross volume of Petroleum Substances comprising the Overriding Royalty shall be quantified as follows:

(i)
for Crude Oil: fifty percent (50%) of the gross monthly production of Crude Oil produced from each well on the Lands classified by the appropriate regulatory authority as an oil well (excluding basic sediment and water); and

(ii)	for Natural Gas: fifty percent (50%) of the gross monthly production of Natural Gas produced from each well on the Lands classified by the appropriate regulatory authority as a gas well; and

(iii)	for all other Petroleum Substances: fifty percent (50%) of the gross monthly production thereof produced from each well on the Lands.

For the purpose of determining the Overriding Royalty payable to the Owner, the percentages in paragraphs (a), (b) and (c) of this clause, as the case may be, shall be multiplied by the percentage working interest in the Petroleum Substances held by the Grantor immediately before this Agreement came into effect.

The Grantor hereby charges its interest in the Lands and the Leases with payment of the Overriding Royalty which shall be a covenant running with and binding the Grantor’s interest in the Lands and the Leases.

(b)	Petroleum Substances Used For Operations

Petroleum Substances that the Grantor may reasonably consider to be necessary for the Grantor's operations on the Lands for the production, treating, processing and storing of Petroleum Substances shall be exempt from the payment of the Overriding Royalty. Any Overriding Royalty exemption as aforesaid shall be restricted to that portion of production used as fuel for heaters, treaters, compressors, separators, instruments and similar equipment required to produce Petroleum Substances. The Petroleum Substances so used may be deducted from gross monthly production by the Grantor in quantifying the Overriding Royalty payable to the Owner under the preceding subclause. The Grantor shall not be granted any Overriding Royalty exemption from the production of Petroleum Substances used for reservoir injection or pressure maintenance, secondary and heavy oil recovery or upgrading schemes, or fuel and/or feedstock for any gas plant, refinery, satellite or multi-well battery.

(c)	Separate Quantification For Crude Oil

If the Grantor completes any well on the Lands in more than one zone producing Crude Oil and production therefrom is segregated and accounted for separately in accordance with the appropriate regulations, the Overriding Royalty shall be quantified separately for each producing zone rather than for the total production from such well, less only those charges permitted herein.

4.	OVERRIDING ROYALTY NOT TAKEN IN KIND

(a)	Payments Made to Owner Monthly

When and to the extent that the Owner is not taking its share of Petroleum Substances in kind, every sale of Petroleum Substances produced from the Lands by the Grantor shall include the Owner's Overriding Royalty share thereof. The Grantor shall remit to the Owner all monies accruing to the Owner on account of the Overriding Royalty on or before the twenty-fifth (25th) working day following the calendar month next following the calendar month in which such Petroleum Substances were sold.

(b)	Monthly Statements Provided to Owner

The Grantor shall enclose with each monthly payment to the Owner the following information:

(i)
a statement showing the quantity and kind of the Petroleum Substances produced, saved and sold from the Lands in the immediately preceding calendar month and the Current Market Value thereof, together with a calculation of the Overriding Royalty for such immediately preceding calendar month; and

(ii)
if requested, a copy of the Grantor's governmental production statement for the month for which the Overriding Royalty is calculated and, with respect to Crown leases, a copy of the Crown royalty statement. Any information contained in such governmental production statement or Crown royalty statement need not be repeated in the Grantor's statement to the Owner.

(c)	Permitted Deductions

To the extent that the Owner does not take its Overriding Royalty share of Petroleum Substances in kind, as hereinafter provided, the Overriding Royalty shall be paid on the Current Market Value of the Petroleum Substances without any deductions whatsoever.

(d)	Petroleum Substances Sold at Less Than Current Market Value

If any Petroleum Substances are sold at less than Current Market Value in any transactions (including those transactions which are not at arm's length or any transactions involving any arrangement from which the Grantor obtains a collateral advantage in consideration of the reduced price), the gross proceeds of the sale of such Petroleum Substances shall, for the purposes of calculating the Overriding Royalty share thereof, not be less than the Current Market Value of those Petroleum Substances when produced from the Lands.

5.	OVERRIDING ROYALTY TAKEN IN KIND

(a)	Notice to Grantor

The Owner shall have the right to take in kind the Owner's share of Petroleum Substances. Such right may be exercised separately with respect to Crude Oil, Raw Gas, individual Natural Gas liquids, Condensate, marketable gas or any other individual Petroleum Substance. In the case of Crude Oil and Condensate, such right shall only be exercised on a minimum of forty-five (45) days notice to the Grantor. In the case of all other Petroleum Substances such right shall only be exercised on two (2) months notice to the Grantor. If the Owner, however, signifies in writing its consent to the sale of any of the Owner's share of Petroleum Substances under a contract made by the Grantor providing for a minimum term in excess of the said respective notice periods, the Owner's right to take in kind any Petroleum Substances subject to such contract shall be suspended during the term of such contract. The Owner may cease to take in kind any Petroleum Substances upon giving the Grantor the same minimum notice as required in order to permit the Owner to take such Petroleum Substances in kind as aforesaid. The right to take in kind or to cease to take in kind may be exercised from time to time subject only to the foregoing provisions of this subclause.

(b)	Grantor's Responsibilities

When the Owner is taking in kind any of the Owner's share of Petroleum Substances other than Raw Gas, the Grantor shall in respect to Crude Oil and at no cost to the Owner, remove basic sediment and water therefrom in accordance with good oilfield practice so that pipeline specifications in that regard will be met, and the Owner shall also have the right to use free of charge a proportionate share of the Grantor's lease tankage and storage facilities to store a maximum of ten (10) days accumulation of the Owner's share of such Petroleum Substances. In respect to Crude Oil and Condensate the Grantor shall deliver the same to the Owner, or its nominee, at the tank outlets in accordance with usual and customary pipeline and shipping practice, free and clear of all charges whatsoever. Grantor shall deliver Owner's share of Raw Gas to the Owner or its nominee at the Point of Measurement. In any event, the Owner shall not be responsible for any costs whatsoever, including without limitation the costs of gathering, compressing, transporting, treating and processing such Raw Gas whether or not the Grantor or an Affiliate owns such facilities.

6.	RIGHT TO AUDIT

(a)	Examination Of Records

The Owner shall have the right to audit the records of the Grantor insofar as they relate to any matter or items required to determine the accuracy of any statements or payments with respect to the Overriding Royalty. The books, records, vouchers and accounts maintained by the Grantor shall be open to inspection at all reasonable times during business hours by an officer, agent, employee or other person appointed or authorized by the Owner, in writing, to examine the same.

(b)	Discrepancies

Any payment made or statement rendered by the Grantor hereunder which is not disputed by the Owner on or before the last day of the twenty-sixth (26th) month following the end of the calendar year of the month for which such statement or payment was rendered shall be deemed to have been correct.

(c)	Right To View Operations

The Owner shall also have the right (which may be exercised through servants or agents) to enter at its sole cost, risk and expense upon the Lands at all reasonable times to gauge tanks, check the quantities of Petroleum Substances in storage, witness tests and otherwise view operations on the Lands.

7.	RATEABLE PRODUCTION

The Grantor shall, subject to the clause entitled "Overriding Royalty Taken In Kind", make every reasonable endeavour within its legal authority to market any of the Petroleum Substances produced or capable of being produced from the Lands rateably with any other similar substances produced from any lands within the same pool in which the Grantor or any Affiliate has an interest and further the Grantor covenants that it will not discriminate against the Petroleum Substances produced or capable of being produced from the Lands in the production and marketing of the same.

8.	RIGHT TO COMMINGLE

The Grantor shall have the right to commingle Petroleum Substances produced from the Lands with Petroleum Substances produced from other lands, provided methods acceptable to the Owner are used to determine the proper measurement of individual well production. Where governmental regulations or orders require segregated production tests of individual wells at intervals not greater than two months, such tests will be deemed acceptable to the Owner under this clause and no further tests will be required.

9.	POOLING

The Grantor shall have the right to pool any portion of the Lands forming less than a spacing unit for the production of Petroleum Substances with lands other than the Lands in order to form a complete spacing unit for the production of Petroleum Substances. Unless otherwise agreed to in writing by the Owner or ordered by governmental authority, such pooling will be on a surface acreage basis; that is, the production of Petroleum Substances from the well on the pooled lands comprising the spacing unit shall be divided between the Lands and the other lands in such spacing unit in the proportion that the number of acres of the Lands in such spacing unit is to the number of acres of the other lands in such spacing unit.

10.	UNITIZATION

The Grantor shall not include the Lands or any part thereof in any voluntary plan of unitization comprising more than one spacing unit without the written consent of the Owner. The execution by the Owner of the applicable unit agreement shall be deemed to be consent to such unitization under this clause.

11.	SURRENDER

(a)	Grantor to Keep Leases in Good Standing

The Grantor shall pay all rentals, royalties, taxes and charges payable under the provisions of the Leases or with respect to the Lands and the production therefrom, either directly or by reimbursing the Owner, and shall keep the Leases in good standing until surrender thereof as herein provided for and shall not allow the Leases to terminate or become subject to forfeiture.

(b)	Notice Obligations On Surrender

The Grantor shall not surrender any portion of the Lands without giving notice of such proposed surrender in writing (hereinafter called "the Surrender Notice") to the Owner at least sixty (60) days before the next ensuing anniversary date of the lease covering the lands or interest therein which it proposes to surrender. Within thirty (30) days after receipt of the Surrender Notice, the Owner may elect in writing to acquire such interest and if it does so the Grantor shall, without warranty, forthwith transfer or assign such interest to the Owner. The Overriding Royalty shall thereafter cease to be payable with respect to the interest so assigned to the Owner. If the Owner fails to make the election as provided for herein, the Grantor may surrender the lands specified in the Surrender Notice.

(c)	Surrender Subject To Forfeiture

If the Grantor proposes to surrender any portion of the Lands to avoid an obligation to drill a well, the provision for notice and assignment in the preceding subclause shall apply, mutatis mutandis, provided that the assignment, if requested by the Owner, shall be of the entire interest which is subject to forfeiture by reason of the failure to drill such well and the surrender notice shall be given not less than sixty (60) days before the well must be commenced to meet the obligation.

(d)	Owner to Assume Rights and Obligations

Upon the Owner electing to acquire the interest to be surrendered as set forth herein, the Owner shall assume all rights and obligations of the Grantor with respect to the interest assigned, including indemnification of the Grantor, which rights, obligations and indemnification accrue from and after the effective date of such assignment. The effective date of such assignment shall be the date upon which Owner elected to acquire the subject interest as provided herein.

12.	ASSIGNMENT

(a)	Assignment Procedure

The CAPL 1993 Assignment Procedure (the "Assignment Procedure"), attached hereto as Schedule "B", is made part of this Agreement and the Agreement is amended to the extent necessary to give effect to the Assignment Procedure. Effective from and after the date hereof, the Assignment Procedure shall govern and replace any requirement for the use of, or entitlement of a party to request, an Assignment and Novation Agreement (as defined in the Assignment Procedure). If there is a conflict between the Assignment Procedure and the provisions of this Agreement or any other schedule to this Agreement, the Assignment Procedure shall prevail. The Assignment Procedure shall apply with respect to any assignment of an interest in the Agreement. Notwithstanding clause 2.02 of the Assignment Procedure, no provision of the Assignment Procedure shall be construed so as to make the Assignee responsible for any obligation or liability which has arisen or accrued prior to the Transfer Date (as defined in the Assignment Procedure).

(b)	Nomination Of Assignee

If the Owner transfers, assigns or otherwise disposes of any part of its interest hereunder to more than one party, it shall ensure that one of the parties to whom such disposition is made shall be nominated to receive the payment of the Overriding Royalty on behalf of all such parties and until written notice of such nomination is received by the Grantor, the Grantor shall be entitled to continue to make payments of the Overriding Royalty to the Owner.

(c)	Assignment by Grantor

If the Grantor disposes, in any manner whatsoever, of its interest in this Agreement, the Lands, the Leases or any portion or portions thereof, it shall at all times continue to be bound by the provisions of this Agreement as if there had been no assignment, until such time as the Owner shall have been served with a document reflecting the assignment. Such assignment document shall be accompanied by a written undertaking by the Assignee, directly enforceable by the Owner, to perform and be bound thereafter by all of the provisions of this Agreement to the same extent and degree, with respect to the interest which has been assigned to it, as it would have been had it been a party to this Agreement in the place of the Grantor.

13.	LIABILITY AND INDEMNITY

(a)	Grantor's Responsibility

The Grantor shall:

(i)	be liable to the Owner for all losses, costs, damages and expenses whatsoever (whether contractual or tortious) which the Owner may suffer, sustain, pay or incur; and in addition,

(ii)
indemnify and hold harmless the Owner and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Owner, its directors, officers, agents and employees or which they may sustain, pay or incur;

insofar as they are either a direct result of or directly attributable to any act or omission (whether negligent or otherwise) of the Grantor with respect to operations or activities conducted by it or on behalf of it.

14.	CONFIDENTIAL INFORMATION

(a)	Confidentiality Requirement

Except as provided herein, all data and information of any nature acquired by the parties from any operations pursuant to this Agreement, or supplied by one party to the other pursuant hereto, shall be for the sole and exclusive use and benefit of the parties hereto unless the parties agree to the dissemination of such information or unless a party hereto is required to give such information to any governmental department, body or agency, or any recognized association within the petroleum industry, of which it is a member, that engages in the exchange of factual information relating to the type of operations contemplated by this Agreement. In no event shall information of any type or character relating to wells drilled on a confidential basis to the parties be disclosed.

(b)	Disclosure To Affiliates

The provisions of this clause shall not apply to disclosures to Affiliates provided that such Affiliates agree to be bound by the terms of this clause.

15.	LIEN

(a)	Owner's Lien

The Owner shall be entitled to and shall have a first and paramount lien upon the Grantor's share of all Petroleum Substances from time to time produced from the Lands to secure the payment of the Overriding Royalty. Such lien shall not operate to release the Grantor from personal liability for monies due to the Owner. Such lien shall not attach to the Grantor's share of Petroleum Substances sold or otherwise disposed of from the Lands, but immediately upon default occurring in payment by the Grantor of monies payable to the Owner such lien shall operate as an assignment to the Owner of the consideration thereafter payable to the Owner for the Petroleum Substances sold, up to the amount owed to the Owner and not so paid by the Grantor.

(b)	Service of Agreement to Constitute Authority

Service of a copy of this agreement upon any purchaser of Petroleum Substances together with written notice from the Owner shall constitute written authorization on the part of the Grantor for such purchaser to pay the Owner the proceeds from any sale or sales of the Grantor's share of Petroleum Substances, up to the amount owed to the Owner by the Grantor, and such purchaser is authorized to rely solely upon the statement of the Owner as to the amount owed to the Owner by the Grantor.

(c)	Proof Of Default

The books and records kept by the Owner shall constitute written proof of the existence of such default, although no purchaser shall be obliged to examine the same before acting upon such notice of default.

16.	WELL INFORMATION

(a)	Information To Owner

The Grantor shall, with respect to each well drilled or being drilled (or reworked, deepened or plugged back) on the Lands:

(i)
give the Owner notice, not later than forty-eight (48) hours before the date of spudding the well, that the Grantor proposes to drill the well, and promptly give the Owner notice when actual drilling operations have commenced on the well;

(ii)
during the drilling of the well, furnish the Owner with daily drilling and geological reports, access to all cores taken, immediate advice of any porous zones with showings of Petroleum Substances encountered and, if requested, a complete set of washed samples of the cuttings of the formations penetrated, if available;

(iii)
permit the Owner to have a representative present to witness and observe the test of all such porous zones and, at the Owner's risk, give derrick floor privileges to the Owner's designated agent or employee; and

(iv)
provide the Owner promptly with all information relative to mud samples and drill stem test fluid samples, copies of all drill stem tests and service reports thereon, copies of pressure charts and copies of all logs run in the well, together with a copy of the completion report including the details and results of all production tests carried out with respect to the well.

(b)	Suspension Of Information

The provisions of the preceding subclause shall not apply where the Grantor is drilling a well to obtain information to assist it in bidding for lands posted for sale by any governmental authority. In such case, it shall not be necessary to deliver the information to the Owner until fourteen (14) days after the sale has been held.

17.	RELEASE

In the event that the Cold Flow Energy ULC (“Cold Flow”) satisfies its obligations under those certain promissory notes delivered by Cold Flow to the Grantor on the date hereof in the original purchase amounts of $1,500,00, $1,000,000 and $1,500,000 and respectively expiring on June 30, July 30 and August 30, 2007, this Agreement, all rights granted to the Owner hereunder, and the Overriding Royalty shall terminate and have no further force and effect. In addition, the Owner covenants to discharge all security registrations against the Grantor and its assets, including without limitation any such registrations relating the Overriding Royalty.

18.	NOTICES

(a)	Service of Notices

Whether or not so stipulated herein all notices, communications and statements (herein called "notices") required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(i)
personally, by delivering the notice to the party on whom it is to be served at that party's address for service, which notice shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours; provided that if a notice is not delivered during the addressee's normal business hours, such notice shall be deemed to have been received by such party at the commencement of the next ensuing business day following the date of delivery;

(ii)
by telefascimile (or by any other like method by which a written and recorded message may be sent) directed to the party on whom it is to be served at that party's address for service, which notice shall be deemed received by the respective addressees thereof: (i) when actually received by them, if received within normal business hours; or (ii) at the commencement of the next ensuing business day following transmission thereof, if such notice is not received during such normal business hours; or

(iii)
by mailing it first class (air mail if to or from a location outside Canada) double registered post, postage prepaid, directed to the party on whom it is to be served at that party's address for service, which notice shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays) following the mailing thereof; provided that, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

For notice periods of forty-eight (48) hours or less, the applicable notice shall be given in accordance with paragraph (a) or (b) of this subclause.

(b)	Addresses For Notices

The address for service of notices hereunder of each of the parties shall be as follows:

The Grantor:
Peace Oil Corp.
c/o Cold Flow Energy, ULC
12220 El Camino Real, Suite 410
San Diego, CA
92130
Fax: (858) 704-5011

The Owner:
[Newco]
c/o Burstall Winger LLP
1600, 333 - 7th Avenue S.W.
Calgary, Alberta
T2P 2Z1
Fax: (403) 233-2131

(c)	Right To Change Address

Any party may change its address for service by notice to the other parties.

19.	MISCELLANEOUS

(a)	Development of Lands

Nothing in this Agreement is to be construed as an express or implied covenant by the Grantor to develop the Lands.

(b)	Perpetuities

Notwithstanding anything contained in this Agreement, any right under this Agreement of a party to acquire any interest from another party shall terminate not later than the expiration of twenty-one (21) years after the death of the last surviving descendant now living of Her Majesty Queen Elizabeth II.

(c)	Parties To Do All Further Acts

The parties hereto shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

(d)	No Waiver Except In Writing

No waiver by any party hereto of any breach of any of the covenants, conditions or provisos herein contained shall be effective or be binding upon another party unless the same be expressed in writing, and any waiver so expressed shall not limit or affect its right with respect to any other or future breach.

(e)	Time Of Essence

Time is of the essence of this Agreement.

(f)	Headings

The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(g)	Counterpart Execution

This Agreement may be executed in counterpart and all executed counterparts together all constitute one agreement.

IN WITNESS WHEREOF the parties have executed this Royalty Agreement as of the year and date first above written.

1304146 ALBERTA LTD.		PEACE OIL CORP.

Per:	/s/ signature	Per:	/s/ David Perez

This is Schedule "A" attached to and forming part of a Royalty Agreement made as of the ___ day of February, 2007 between 1304146 Alberta Ltd. and Peace Oil Corp.

LEASES	LANDS	GRANTORS INTEREST
OS7405120334	Twp 89, Rge 8 W5 Sections 1-3, 10-15	30.0%
OS7405120335	Twp 89, Rge 8 W5 Sections 4-9, 16-18	30.0%
OS7405120336	Twp 89, Rge 8 W5 Sections 19-21, 28-33	30.0%
OS7405120337	Twp 89, Rge 8 W5 Sections 22-27, 34-36	30.0%
OS7405120339	Twp 89, Rge 10 W5 Sections 1-3, 10-15	30.0%
OS7405120340	Twp 89, Rge 10 W5 Sections 22-27, 34-36	30.0%
OS7406020462	Twp 88, Rge 08 W5 Sections 04-09, 16-18	30.0%
OS7406020463	Twp 88, Rge 08, W5 Sections 19-21, 28-33	30.0%
OS7406020464	Twp 88, Rge 09 W5 Sections 01-03, 10-15	30.0%
OS7406020467	Twp 88, Rge 09 W5 Sections 22-27, 34-36	30.0%
OS7406020465	Twp 88, Rge 09 W5 Sections 04-09, 16-18	30.0%
OS7406030666	Twp 88, Rge 07 W5 Sections 22-27, 34-36	30.0%
OS7406030667	Twp 89, Rge 07 W5 Sections 01-03, 10-15	30.0%
OS7406030668	Twp 89, Rge 07 W5 Sections 04-09, 16-18	30.0%
OS7406060674	Twp 87, Rge 11 W5 Sections 19-21, 28-33	30.0%

This is Schedule "B" attached to and forming part of a Royalty Agreement made as of the ___ day of February, 2007 between 1304146 Alberta Ltd and Peace Oil Corp.

1993 CAPL Assignment Procedure